DOBSON COMMUNICATION
Moderator: Warren Henry
02-15-07/9:00 a.m. CT
Confirmation # 2323948

DOBSON COMMUNICATION
Moderator: Warren Henry
February 15, 2007
9:00 a.m. CT

Operator:	Good day everyone and welcome to the Dobson Communications fourth quarter 2006 earnings results conference call. Today’s call is being recorded.

For opening remarks and introductions, I’d like to turn the call over to Mr. Warren Henry, Vice President of Investor Relations. Please go ahead, sir.

Warren Henry:	Good morning. Today’s call will contain forward-looking statements within the meaning of the Private Securities Litigation and Reform Act of 1995. These include, but are not limited to statements regarding the company’s plans and expectations.

Such statements are inherently subject to a variety of risks and uncertainties and actual results could differ materially from those projected. We discuss the risk factors that could impact the company’s overall business and performance in our reports filed with the Securities and Exchange Commission, including our annual report on form 10-K, which we plan to file on or before March the first.

Given these concerns, investors should not place undue reliance on forward looking statements.

With that, I’ll turn the call over to Steve Dussek, CEO and President, Dobson Communications.

DOBSON COMMUNICATION
Moderator: Warren Henry
02-15-07/9:00 a.m. CT
Confirmation # 2323948

Steven Dussek:	Thank you, Warren. Good morning to everyone on today’s call. We appreciate your joining us to discuss our earnings. Our Chairman, Everett Dobson, our CFO, Bruce Knooihuizen and I will be available for Q&A after our brief remarks.

I’d like to spend a few moments reviewing what we consider to be the most important achievements in our fourth quarter of 2006. First, we reported 21,100 net subscriber additions in the quarter. Our teams continue to generate both strong sales results and solid customer retention. The combination of these has led us to achieve strong net subscriber additions once again.

Gross adds in the quarter increased to 145,800 as compared to 122.600 in the same quarter last year, reflecting an 18.9 percent increase, but perhaps even more telling is the progress we continue to make in our distribution channels exclusive of the reseller channel.

In fact, combined post paid and prepaid gross ads increase 35 and a half percent over the fourth quarter of 2005. As we have seen throughout the year, this improvement is a result of the number of key initiatives that we implemented. First, we continue to improve our network with the addition of new cell sites and technology, strengthening our quality performance in all key network metrics.

We also continue to benefit from the strong response to our statewide unlimited rate plans. These differentiated plans continue to attract the high value post-paid customer to our locations. Our overall improvement in customer satisfaction has also helped us to grow our gross addition as our customer base becomes increasingly more satisfied with all aspects of our service delivery.

DOBSON COMMUNICATION
Moderator: Warren Henry
02-15-07/9:00 a.m. CT
Confirmation # 2323948

Next, we strengthened all of our distribution channels throughout the year, and this effort it paying dividends now on a consistent basis. As we have discussed previously, due to the timing of our GSM Reseller Agreement with TRAK Phone, the reseller channel is down in the fourth quarter as compared to the prior year.

We expect this channel will begin gaining traction in the second half of 2007 when we anticipate TRAK Phone will begin selling GSM service under our new agreement. After picking up slightly in the third quarter, post-paid churn improved in the fourth quarter to 1.84 percent. This was down from the 2.62 percent in the fourth quarter of 2005.

Here again, as we have made significant improvements in the network and continue to improve in each quarter, we have the seen the benefits in our are consistently churn results. For the year, we, we added 287 new cell sites, 85 in the fourth quarter alone. We also added new technology that improves the reach and consistency of our network.

In fact, as o late January of this year, both our drop and our block call rates were less than one percent, significantly below the generally accepted industry target of two percent. In addition to the network, we have continued to improve our customer experience with each interface with our organization.

Whether it is the customer’s first experience when they walk into our stores, or our agent’s store to sign up for service, or subsequent experience though the bill they receive or customer service they require,, we have improved our processes and practices to enhance each customer’s experience with us.

These efforts have improved our customer retention. And as of the end of the fourth quarter, 87.4 percent of our post-paid customers were under contract with an average contract line of 13.4 months. While we were successful in exceeding our customer growth expectations, we were also

DOBSON COMMUNICATION
Moderator: Warren Henry
02-15-07/9:00 a.m. CT
Confirmation # 2323948

able to continue growing ARPU. Our fourth quarter ARPU of $49.92 was an in crease of $3.82 from the fourth quarter in 2005.

ARPU increased steadily throughout 2006 driven primarily by our continue success in selling data services. Data ARPU in the fourth quarter was $5.11 as compared with $2.90 in the fourth quarter of last year. As new data products and services are developed, we expect this to continue to grow. ETC funding was another key component in our year-over-year ARPU growth.

In the fourth quarter ETC contributed $3.16 of ARPU as compared to $1.39 in the fourth quarter of the prior year. The most significant portion of the increase came from our early 2006 approvals in Alaska and Minnesota. While there are still opportunities for modest increases in ETC funding, we have received approval in the majority of the jurisdictions where we expect to be approved.

The conversion o our customer base from TDMA to GSM has helped us achieve our solid result. As of the end of 2006, 93 percent of our post-paid customers were on GSM calling plans, compared with 72 percent at the end of 2005. The year end 2006, 89 percent of our total basis, including prepaid and re-seller were on GSM compared with 67 percent the year before. We continue to migrate subscribers over to GSM from TDMA and expect that very few customers will still be using TDMA service by the end of this year.

Finally, we are pleased that in addition to our successes in the sales and customer retention efforts we also grew EBITDA to $113.4 million in the fourth quarter. More than 18 percent above last year’s level. And margins improved by 130 basis points. Even excluding our 2006 acquisitions, the year over year growth in fourth quarter EBITDA was still almost 15 percent.

Dobson’s fourth quarter achievements were the culmination of a series of improvements we have been methodically working on over the last year. And looking at our results as compared to what we said we were going to do, I think you will agree that 2006 was a very successful year.

DOBSON COMMUNICATION
Moderator: Warren Henry
02-15-07/9:00 a.m. CT
Confirmation # 2323948

We originally expected to report 10,000 to 20,000 net ads for the year. As we said our early success, we twice revised our guidance upward to final goal of more than 40,000. The fact is we added 71,400 net ads for 2006 and an additional 52,000 subscribers through acquisitions.

Gross ads were estimated to grow five percent to eight percent over 2005 levels. Despite weakness in the re-seller segment, we grew gross ads 6.1 percent last year to 538,500 from 507,500 in 2005. Our combined post paid and pre paid gross ads increased 17 percent over this same time period.

Obviously we are very pleased with our marketing plan and sales executions during the past year. We originally guided to an ARPU range of $48.50 to $49.50. In August, we lowered our ARPU guidance range slightly to $48 to $48.50. We ended the year at $48.48, only two cents below the bottom of the original range.

A number of activities and strong sales in plans such as our state wide unlimited plan helped us close the gap to the original guidance. Looking at roaming revenue, we expected minimal growth based on 25 percent to 30 percent growth in minutes of use. And an average yield of approximately 9.3 cents. Our minutes of use came in at the high end of our range and yield was even stronger at 10.1 cents, resulting in roaming revenue growing 9.6 percent over the 2005 level.

As a result of the factors above, we exceeded our original guidance of three percent to four percent for a total revenue growth. Total revenue grew to $1.3 billion for 2006 an increase of 7.8 percent. Our 2006 guidance for EBITDA was in range of $435 to $445 million. Many factors influenced our 2006 EBITDA, we had more customers and higher roaming revenue than we expected.

DOBSON COMMUNICATION
Moderator: Warren Henry
02-15-07/9:00 a.m. CT
Confirmation # 2323948

On the other hand our accruals was at the low end of the original guidance and we had significantly higher commissionable gross ads. So despite these and other mitigating factors, we successfully achieved EBITDA of approximately $438 million which was well within our range.

Finally, we originally guided to free cash flow of $40 to $50 million, the capital expenditures of $155 million. We subsequently increased our CapEx guidance up to $170 million to include first year CapEx for our 2006 acquisitions. Despite the increased CapEx we kept our free cash flow guidance range.

As I said, we are very pleased with the Dobson team’s performance this past year, especially as it related to customer satisfaction, profitable growth and creating value for our shareholders.

The foundation we have laid over the past few years no only contributed to the results we achieved in 2006, but sets us up to deliver even stronger results in 2007 and beyond. We are very excited about the growth opportunities we have before us as 2007 gets under way.

For 2007 we expect net adds of at least 90,000 subscribers. The progress we made in our sales and marketing areas is expected to continue in 2007, and TracFone selling our GSM products should begin having a noticeable impact in the second half of the year.

Our programs to control and even reduce churn are ongoing, so we expect to see post paid churn remain below two percent. Seasonality should be consistent with prior years with net adds lower in the first quarter and then strengthening throughout the year.

We expect total revenue to grow at least seven percent for the year compared with 2006. IN addition to the beneficial effect of strong subscriber net adds, we expect ARPU to stay strong with the continued growth of data services.

DOBSON COMMUNICATION
Moderator: Warren Henry
02-15-07/9:00 a.m. CT
Confirmation # 2323948

Meanwhile we expect roaming revenue will grow, but at a lower rate, due to the step down with AT&T and more moderate growth in MOUs. We expect to see continued EBITDA margin expansion, which along with the growth in revenue should generate EBITDA of at least $485 million for 2007. This is a 10.8 percent increase over 2006.

We are continuing to add cell sites, and traffic continues to grow on our network, so costs of service will continue to rise; however, as we add more subscribers to our network we also expect to see improvements in productivity.

Despite the increased network cost and greater absolute sales and marketing costs to support the higher gross add expectations; we expect more of our incremental revenue to flow to our bottom line.

Finally, we are planning to spend approximately $155 million in capital expenditures in 2007. That includes adding approximately 300 new cell sites to our network. Additionally, that amount includes funding of our 3G market trial, but we do not expect to spend significant funds from 3G or from the AWS spectrum this year.

The net of all these goals should produce at least $90 million of free cash flow in 2007. This represents more than a hundred percent increase from the 2006 level, which itself was a 72 percent increase over the prior year.

Achieving these goals will require the entire Dobson team of employees to once again elevate its performance. They’ve demonstrated an exceptional level of hard work, accountability and creativity throughout 2006 and before closing I want to thank each of them. Their combined efforts generated significant value for our shareholders in 2006.

DOBSON COMMUNICATION
Moderator: Warren Henry
02-15-07/9:00 a.m. CT
Confirmation # 2323948

I know many of them also benefited directly as shareholders. Many Dobson employees have invested more than their valuable time, creativity and hard work in this company. I want to thank you for pulling together as a team and delivering such excellent results.

Speaking to all of our investors, we appreciate your support. I want to assure you that we are just getting started and we will remain focused on shareholder value. A year from today, I fully expect to report to you stronger growth and even better results.

Thank you very much, and I will now turn the call over to Bruce for additional comments.

Bruce Knooihuizen:	Thank you, Steve. I would like to provide some additional specifics on the fourth quarter including the impact on the acquisition of Highland Cellular. Starting at the top of our income statement, our fourth quarter total revenue $335.1 million was almost at the same level as the seasonally strong third quarter.

Of our fourth quarter total revenues, $9.8 million is attributable to Highland Cellular. Apart from Highland, our local service revenue increased $7.4 million from the previous quarter. This growth is attributable to both strong net customer additions over the last two quarters and strengthening ARPU.

Steven mentioned that we continued to grow data ARPU in the fourth quarter, which is key to the sequential and year-over-year growth in total ARPU. ARPU grew by 76 cents to $49.92 in the fourth quarter as compared with the third quarter. Data ARPU grew by 77 cents, bringing our monthly data ARPU for the quarter to $5.11 per customer.

Meanwhile, voice ARPU remained steady as compared to the seasonally strong third quarter. We expect to continue to see growth in data ARPU, which should have a positive impact on

DOBSON COMMUNICATION
Moderator: Warren Henry
02-15-07/9:00 a.m. CT
Confirmation # 2323948

overall ARPU in 2007. Roaming revenue declined as expected from $87.4 million in the third quarter of 2006 to $70.1 million in the fourth quarter.

Roaming traffic equaled 719 minutes of use in the fourth quarter and the yield was 9.7 cents. While the fourth quarter MOUs seasonally declined from the third quarter, they were 23.1 percent higher than the 584 million MOUs in the fourth quarter of 2005. On a normalized basis, without Highland, MOUs still grew 20 percent in the fourth quarter compared with the fourth quarter of 2005.

As we look to 2007, there are many factors that could positively affect our roaming revenue. We expect that AT&T will continue to add wireless subscribers and that their subscribers will continue to increase their average usage. We expect that T-Mobile’s customers will also continue to increase their average usage as T-Mobile expands the base of their phones that work on their 850 MHz network.

As Steve mentioned, we will continue to add cell sites and improve the overall network. Finally, we expect data roaming to continue to grow.

Offsetting these positive influences, to some extent, is the decline in the out collect roaming yield related to the step down in January 2007 on the AT&T rates, which should be comparable to what we saw in January 2006.

Now, I would like to provide additional color on operating expenses in the fourth quarter. Cost of service was $94.6 million for the fourth quarter 2006 compared with $88.8 million in the third quarter of 2006, an increase of $5.8 million. $1.9 million of the increase was due to higher in collect expense.

DOBSON COMMUNICATION
Moderator: Warren Henry
02-15-07/9:00 a.m. CT
Confirmation # 2323948

In collect expense was $24.2 million in the fourth quarter of 2006 compared with $22.3 million in the immediately previous quarter. Consistent with our comments on the last call, in collect MOUs per sub continued to grow in the fourth quarter, but at a slower rate than they had in 2005 and earlier in 2006.

In 2005 our customers increased their off network usage five minutes on average from the third quarter to the fourth quarter. In contrast, in 2006 we saw only a two minute increase on average between those same quarters.

The remainder in the increase of cost of service was network costs related to the inclusion in the fourth quarter of the Highland acquisition which was not in the third quarter results, and the additional cell site adds in the second half of the year.

Selling and marketing expense was $43.9 million for the fourth quarter of 2006, up from $42.2 million in the immediately previous quarter, and $35.8 million in the fourth quarter 2005.

The increase in post paid and prepaid gross adds more than accounted for the fourth quarter increase. From the third quarter of 2006 to the fourth, costs per gross add declined by $10 from $434 to $424. In the fourth quarter 2005, cost per gross add was $451.

Handset subsidies continue to run at about the same levels we saw through the first three quarters of 2006. General and administrative expense for the fourth quarter 2006 was $49.4 million compared with $47.5 million in the third quarter.

We have held G&A expense reasonably flat over the last few quarters. The sequential increase in the fourth quarter again is primarily due to the inclusion of the Highland acquisition and a slightly higher debt expense as compared to the third quarter; however, as we said in our press release, that debt is down substantially from the fourth quarter of 2005.

DOBSON COMMUNICATION
Moderator: Warren Henry
02-15-07/9:00 a.m. CT
Confirmation # 2323948

As Steve said, we were please with our full year 2006 EBITDA, and ending with fourth quarter EBITDA of $113.4 million. This was an 18.5 percent increase over EBITDA of $94.7 million in the fourth quarter of 2005. EBITDA margins in the fourth quarter also improved, decreasing by 130 basis points to 33.8 percent compared with the fourth quarter of 2005.

Capital expenditures were $45.5 million in the fourth quarter of 2006, bringing full year total to $162 million. For the year, we spent $102.2 million in DCF and $59.8 million in (Amcell).

The successes as we saw in our EBITDA growth and the control in capital expenditures were keys to our almost doubling free cash flow generated in 2006 versus the prior year. Again as Steve mentioned, we generated $34.4 million in free cash flow for the fourth quarter, raising our total 2006 free cash flow to $43.3 million.

As noted in our guidance, we expect to more than double free cash flow in 2007 compared with 2006 levels. Again, for 2007 we expect at least $90 million in free cash flow. Please note that our 2007 free cash flow guidance includes interest and dividends this year of approximately $240 million, but does not include any anticipated refinancing.

Finally, at December 31 2006, our balance sheet included a total of $126.5 million in cash, restricted investments and short term investments, $2.6 million in total debt and $135.7 million in preferred securities.

Our year end 2000 debt, our year end 2006 debt and preferred stock outstanding increased from year end 2005 from $104.1 million in additional debt primarily reflective the expansion of our spectrum purchases in the A&WF spectrum as well as acquisitions.

DOBSON COMMUNICATION
Moderator: Warren Henry
02-15-07/9:00 a.m. CT
Confirmation # 2323948

In addition to the cash in our balance sheet we ended the year with 125 million in remaining availability on the American Cellular facility and 75 million at DCS. On a proforma basis adjusting for the acquisitions we made this year a December 31, 2006, net debt leverage ratio was 5.51 times. Including our series debt for first stock, our ratio was still below six times at 5.81 times.

In terms of our long term growth strategy, Dobson ended 2006 with a strong balance sheet, sufficient liquidity of funded continued growth. As we stated in yesterday’s press release we are also pursuing plans for re-financing substantially all of American Cellular indebtedness in the near future from the proceeds of a new non-convertible indebtedness.

We can’t comment much beyond this statement at this time except to point out as you might so much from the language that we are focused on some combination of new debt and bank facility financing at the American Cellular level.

With that, I would now like to open this conference call to questions, thank you.

Operator:	At this time, gentlemen, the question and answer session will be conducted electronically. If you would like to ask a question, please do so by pressing the star key followed by the digit one on your touch tone telephone. If you are using a speakerphone, please be sure that your mute function is turned off to allow your signal to reach our equipment. We’ll proceed in the order that you signal us, and we’ll take as many as many questions as time permits. Once again, please press star one to signal for a question and we’ll pause for just a moment to assemble the queue.

And we’ll take our first question from Jonathon Atkin of RBC Capital Markets, please go ahead.

Jonathon Atkin:	All right yes, good morning. Was wondering for the subscriber guidance, what roughly what portion of the 90,000 plus would be post paid versus re-seller or pre paids? You mentioned

DOBSON COMMUNICATION
Moderator: Warren Henry
02-15-07/9:00 a.m. CT
Confirmation # 2323948

the track phone seasonality but what if you could provide a little, a little bit more color on, about the post paid component of that.

Steven Dussek:	Thanks Jonathon, this is Steve. Yes, I will tell you that as we looked at into 2007 and look at our subscriber growth, we fully expect all of our, all three of our primary channels to continue growing. So both of the post paid and pre paid and in the re-seller channel we expect those to all three to grow.

So, we have been very happy with the growth of our post paid and our pre paid and with the signing of the track phone agreement that end of, or during the fourth quarter of last year and the anticipated second half performance that we think they’ll generate, we would look at all of the channels as being continuing to grow.

So in terms of the absolute numbers we’ll split them out, but I will tell you we fully expect all three channels to continue to grow.

Jonathon Atkin:	OK, and then also was wondering if you had any thoughts on the 700 megahertz auctions, competitive impacts or ramifications as well as on the device side plans for offering 3G capable handsets?

Steven Dussek:	Well on the competitive side of the 700 megahertz auctions as it pertains I’m sure the question is may be around the over billed potential. And certainly you would never say never, that wouldn’t occur.

But we have, you know, some strong reasons to believe that it would be a difficult decision for someone to make, primarily because, you know, there is still a lot of, there is not certainty around, you know, the spectrum will be used, when it is going to be available, although I is looking more and more like, you know, they are talking about an August auction.

DOBSON COMMUNICATION
Moderator: Warren Henry
02-15-07/9:00 a.m. CT
Confirmation # 2323948

There is still the clearing aspect that has to be addressed. And then on top of that there is, the reality of rural markets is it is better economically to build 700 than 19 or, you know, the AWS spectrum. But, it is still, you know, it is still a challenge to do that.

And I would tell you that from our relationship with AT&T and our situation that today a substantial portion of the traffic is going through our high traffic tiered rate structure. So we think it is a very difficult decision for them to make to, in the build versus buy decision, primarily because today they are getting some pretty attractive rates in the rates structure.

So we look at why we would never say no, we think there is a very compelling reason to continue to buy versus build a. And we also think, you know, our track record and our ability through our relationship with Cingular, now AT&T, has been that we have proven that we have been able to negotiate, you know win-win types of agreements.

So while it certainly is a potential threat, we view it as, you know, something that is a very difficult decision for them, because there is a very attractive economic plan to continue to buy that service. So the other side of that is, if you look down the road, from our perspective that is a, probably a 1009, mid 2009 potential impact, if there is one.

From the time that is gets, you know, awarded and then cleared and then built, you know, it is down the road a ways. Again, we think that the nature of our relationship with Cingular, our track record with them and the attractive, you know, economics that are there today provide a pretty compelling reason for someone in their shoes to make the buy versus build decision.

Jonathon Atkin:	Thank you and then on the devices?

Steven Dussek:	Can you repeat the question?

DOBSON COMMUNICATION
Moderator: Warren Henry
02-15-07/9:00 a.m. CT
Confirmation # 2323948

Jonathon Atkin:	Yes, plans for selling 3G phones, even though you may not have it in your infrastructure for purposes of roaming out of our foot print. Would you be selling some of the same HSPA phones that Cingular is offering?

Bruce Knooihuizen:	In terms of the 3G, as we have announced before, we are going to do a test in one of our markets this year. And as part of that test, we will look at a lot of the different devices as well. And that will play a big part into ultimately how soon and how thoroughly we want to include those devices. And certainly if there looks like there is some opportunity we will include that as part of our process. But I think that is a decision we will make later this year as we do our trial.

Jonathon Atkin:	OK, thank you very much.

Operator:	And we will take our next question from Rick Prentiss from Raymond James. Please go ahead.

Richard Prentiss:	Yes, god morning guys.

Bruce Knooihuizen:	Good morning.

Richard Prentiss:	Nice end to ’06 there and I’m glad to see the guidance with at least the moniker with it; brings back some memories there.

First question for you is on the net add side. Steve, I think you said that you’re going to see, you expect to see very few TDMA customers by year end ’07, so does that mean that the 90,000 net add guidance already assumes any kind of flush out or any kind of, like, cleanup of that last remaining vestige of TDMA kind of baked into it already?

DOBSON COMMUNICATION
Moderator: Warren Henry
02-15-07/9:00 a.m. CT
Confirmation # 2323948

Steven Dussek:	Well again, Rick, as we migrate customers over from TDMA to GSM, those do not get included in our net add count. That’s part of our subscriber base, and so I don’t know if that’s what you’re thinking about.

Richard Prentiss:	Well if you’ve got about, let’s call it 100,000, TDMA post paid customers, which ballpark I think probably is close, if as you get to the end of ’07 that number is much closer to say zero, or very small, that implies that you’ve moved them over and that you’ve either done enough gross adds to more than make up for people that did not migrate over that left the company, so just kind of a way of saying you expect to be very little TDMA year end, and yet still have net adds of 90,000, so I think...

Male:	Absolutely. That’s right.

Richard Prentiss:	OK, I just wanted to make sure, because we were wondering, you know, Cingular started charging that $5 extra to TDMA customers to try to force people off by that February ’08 time frame, just so your 90,000 is saying, yes, we expect to be very little TDMA and still do 90,000 net.

Male:	Yes, that’s a net add number inclusive of all that activity.

Richard Prentiss:	OK. The second question is on the HSDPA and the 3G stuff. I know you said you’re going to just trial it in one market. Can you give us a little insight on what you think the cost is to kind of build, or over build, with HSDPA in that one market, and do you think the pressure from Cingular, given the 700 auctions, might be an ’08 capital spend to put in HSDPA, or is that maybe an ’09 event?

Bruce Knooihuizen:	On terms of the cost, you know, as we continue to move forward, those costs keep coming down. Our trial is not a significant cost to us, that we’re doing this year from a market

DOBSON COMMUNICATION
Moderator: Warren Henry
02-15-07/9:00 a.m. CT
Confirmation # 2323948

demand, in terms of AT&T going forward. Yes, I think we would expect that there might be some ((inaudible)) on our part in 2008.

And again we would expect, as we said, and as we saw with our TDMA and GSM conversions, that you stop spending some money on one technology as you increase spending on the other technology, and that should help mitigate some of the costs associated with putting in a new technology.

Male:	And the other part of that, Rick, too is that the TDMA to GSM was the ubiquitous overlay, and this what we believe, has the ability to be more of an incremental, opportunistically driven investment, as opposed to a, you know, a must do across the board.

Richard Prentiss:	Right, so just a portion of your cost, maybe half or something like that, would at most probably get the overbuild to the 3G.

Male:	That yet remains to be seen.

Richard Prentiss:	OK, then a final question, Bruce, I know you can’t talk a lot on the refinancing, although we’ve been waiting for this to occur, glad to see you getting out there pretty soon it sounds like. Any thoughts on what the rates that you’re looking at might be, or what kind of leverage we should expect Dobson’s target to be, like in year end ’07, year end ’08? Kind of where do you see leverage headed?

Bruce Knooihuizen:	Well again, we’re focused on reducing leverage, which comes primarily through, right now, through the growth in our EBITDA. In terms of anticipated rates, you know, you’re guess right now is as good as mine. You can look at the marketplace. We really can’t comment beyond that though.

DOBSON COMMUNICATION
Moderator: Warren Henry
02-15-07/9:00 a.m. CT
Confirmation # 2323948

Richard Prentiss:	At least the rates have been still pretty stable for you with the yield curves out there. Great, well good luck with that guys.

Bruce Knooihuizen:	Thank you.

Operator:	And we will take our next question from Phil Cusick of Bear Stearns.

Phil Cusick:	Hi guys, good morning.

Steven Dussek:	Good morning, Phil.

Phil Cusick:	I wonder if you could help us walk through, one, what the roaming rates should do in the first quarter from the fourth. And then second, as the new properties come on, I know you are building out Texas and Alaska, what should those to do costs and revenue as we walk through the year, thanks.

Bruce Knooihuizen:	Well you should see in the overall yield stamp point, you should see a similar decline in the first quarter of this year to what we saw last year because we have similar kinds of declines in our rate structures. Last year, it was in the mid single digit decline from the fourth quarter to the first quarter.

Phil Cusick:	OK, and then what is the timing do you expect for Texas and Alaska, either roaming traffic or actual subs coming on?

Bruce Knooihuizen:	I am sorry, what was that?

Phil Cusick:	The recently acquired properties in Texas and Alaska...

DOBSON COMMUNICATION
Moderator: Warren Henry
02-15-07/9:00 a.m. CT
Confirmation # 2323948

Bruce Knooihuizen:	Yes.

Phil Cusick:	...when should roaming traffic be coming on from those? I believe we have seen some costs going into them already. When should they start seeing revenue?

Bruce Knooihuizen:	No, you should start seeing roaming from that as well. We have built those markets out and so we are starting to see that already.

Phil Cusick:	Maybe just a quick one, also the data ramp seems like it is really going strong. Can you give us an idea of what people are taking there? It seems like the trajectory is very quick. Do you think it could rise by another couple of bucks in ’07?

Steven Dussek:	In terms of what people take, we have got, you know, our data packages that are, you know, the $10 and the $10 packages and $25 packages. You know, the other part, which is about 35 to 40 percent of our gross adds are taking a package.

So the other piece of our data improvement has been that we began charging for the SMS mobile terminated as others have in the industry. So we began that in the fourth quarter and that helped on the trajectory, but we continue to see that moving upwards.

And we, where we are relative to the rest of the industry, we believe there is still, you know, solid trajectory as we move forward. So, you know, whether it’s, what the dollar amount is, we won’t comment, but we feel that data ARPU will continue to grow.

And it has been a pretty consistent ramp, you know sequentially quarter-over-quarter. So, you know, w stayed strongly focused on that and expect that that will continue to rise.

DOBSON COMMUNICATION
Moderator: Warren Henry
02-15-07/9:00 a.m. CT
Confirmation # 2323948

Phil Cusick:	Is the traffic still mostly text-based? I know you launched Blackberrys at some point late in the year as well. Is that helping?

Steven Dussek:	We have had Blackberrys for awhile Phil. But the Blackberrys have helped and, you know, text certainly is a large part of that, ring tones and launching ring back tones and things of that nature. So we have other services that we think will help drive, you know, additional growth in that ARPU.

Phil Cusick:	OK, guys thanks.

Steven Dussek:	You are welcome.

Operator:	And our next question comes from Jonathan Schildkraut of Jefferies & Co.

Jonathan Schildkraut:	Good morning, thank you for taking the questions. A couple, first, could you tell us what the GSM transitions were in the fourth quarter, and then maybe provide a little outlook for us for 2007?

And also could you talk about the integration efforts with Highland? You know, what systems are you targeting for integration? Were there any integration costs in the fourth quarter. And do you have any integration costs embedded in either your operating...

Arguing for integration. Were there any integration costs in the fourth quarter, and do you have any integration costs embedded in either your operating guidance costs for 2007 or your CapEx costs for 2007?

Steven Dussek:	The, I’m sorry, the GSM transitions...

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Jonathan Schildkraut:	Migrations.

Steven Dussek:	The migrations? Yes, is that what you were referring to?

Jonathan Schildkraut:	Yes.

Steven Dussek:	As I’ve said in the comments, we’ve ended the year that we’re at just under 90 percent of the base, total base being on GSM and 93 percent of our post paid base being on GSM. Are you looking for an absolute number of migrations, or?

Bruce Knooihuizen:	Yes, I, you know, that result embeds, you know, growth on the gross add side, on the GSM, also some churn on the TDMA. I’m just wondering how many subscribers you were able to migrate from TDMA handsets to GSM.

Jonathan Schildkraut:	In the fourth quarter.

Bruce Knooihuizen:	In the fourth quarter it was roughly 25,000.

Steven Dussek:	On the Highland, in the acquisition front, in terms of the integration costs, a big part of those costs were the initial building, particularly in Texas and Alaska, building up a network, and that took place last year, in 2006.

Additional costs are really immaterial in amount and you know, we’ve incurred some of those last year, and will continue to incur some of them this year, but they’re going to be immaterial.

Jonathan Schildkraut:	All right. Thank you very much.

Steven Dussek:	You’re welcome.

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Operator:	And we’ll take our next question from (Ana Gasco) of Banc of America Securities. Please go ahead.

(Ana Gasco):	Hi, thanks very much. First a couple housekeeping; I wanted to know what your, what Cingular was as a percent of your roaming revenue in the quarter, and also what your subscriber MOUs were in the quarter.

And then secondly, just bigger picture, I just wanted to hear how you’re thinking about ((inaudible)) expansion of your footprint, in particular with participation in the 700 megahertz option, or any potential opportunities for additional acquisitions.

On ((inaudible)) front, are you thinking more of looking for contiguous expansion if it becomes available, or would you consider actually looking at adding a new cluster? For instance I know Suncom recently stated that they’re going to explore sale of their North Carolina area properties? Is that something that you would seriously consider?

Bruce Knooihuizen:	Let me answer just a couple of the first questions. In terms of our subscriber MOUs in the fourth quarter, they ran about 680 minutes per subscriber. In terms of the Cingular traffic on our network from a roaming standpoint, Cingular still represents roughly 80 percent.

Steven Dussek:	In terms of the, how we look at expansion, or potential expansion, we go back to the recently concluded AWS auction where we acquired the rights to Spectrum to build out some adjacent markets to our clusters.

How we look at it, primarily, is where there are opportunities in a, you know, adjacent markets to our clusters with the economics, you know, play out positively for us, so we look at that primarily,

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first and foremost. You wouldn’t rule out, you know, other opportunities, if the economics are favorable.

As it relates to 700 megahertz it’s, you know, if the AT&T Cingular folks and the T-Mobile folks are involved, there’s a probable chance that we may as well be involved. So, you know, that’s how we would look at any potential involvement there. In terms of acquisitions, you know, as Bruce said we work very hard to improve our leverage ratio.

You know, we are not opposed to acquisitions if they can be done at the right multiples and favorably. So we are not, you know we never say never. But we are very prudent about the way that we look at acquisitions. And we will continue to, you know, look at them in that vein.

(Ana Gasco):	And is Suncom something that you would consider, or, you know, it would be an addition of a new cluster?

Steve Dussek:	We, I don’t think I could comment on what we consider or not consider. There is a host of usual suspects and we would look at all of them in an economic vein and what we could, how we could improve our economics as a result. So, whether it is that particular entity or any other, that is why we, the discipline that we have put against it.

(Ana Gasco):	OK, thank you very much.

Steve Dussek:	You are welcome.

Operator:	And we will talk our next question from Thomas Lee of J.P. Morgan. Please go ahead sir.

Thomas Lee:	Hi guys.

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Steve Dussek:	Hi Tom.

Thomas Lee:	How are you? By the way, just I know everyone has been congratulating you. But it is unbelievable how differed Dobson looks today than two years ago. You know, it is a completely different business model with a lot of growth, and congratulations to you guys.

Steve Dussek:	Thank you.

Thomas Lee:	I just wanted to follow up on a couple of questions, because it got me sort of thinking about your guidance and what you are saying about ’07, and , you know, what, where there cold be pressure points et cetera. But, for instance, on your subscriber guidance of 90,000, last year, so for ’06 if you excluded TRAK phone and reseller altogether, your net ads were 85,000.

So, in other words, like, you know, TRAK phone is just a zero impact in ‘07, you are talking 5,000 additional net ads from your post-paid, pre-paid mix. To me that sounds conservative, especially because TRAK phone historically did 25,000 in a year net. So, you know, it is a delta of 30,000.

So in other words, if you took your 85,000 from last year for post-paid pre-paid, plus add TRAK phone at the historical level, you are well over 100,000. So, you know, I guess, I kind of think it seems to me that you are being awfully conservative on the unit growth again. But, you know, of course that is fine because it is still a big improvement from last year.

And then the second thing is, I believe this is correct. I know that when you signed your modified roaming deal with the former Cingular, that your in-collect rate was going to be level. And I just wanted to confirm, is your in-collect rate going to be unchanged beginning with the step down in January. So that, I guess I am just trying to think about your modeling expense on your in-collect costs.

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And then finally, it is just an adjunct to that, of your $1.9 million in-collect increase in the fourth quarter, how much of that is attributable to Highland and Highland at maybe not at the optimized rate, because you know those phones may not have been completely GSM or, you know, on the right preferred roaming list et cetera? So, thanks a lot.

Bruce Knooihuizen:	...couple of them. That last one, Highland, fortunately when we made that acquisition, fortunately the vast majority of their customers were already on GSM. So, and the incremental impact on the Highland is very small on that particular component, a little bit of it.

From a rate standpoint, you are right that the rates are basically the same. There are so step downs, contractual step downs. You know, one thing that could affect the rate a little bit is data usage. That is not really, it is in the numerator of the number but not the denominator when you look at it. So that could affect it a little bit. But you are basically right. Were there other questions or was that?

Steven Dussek:	The first was a statement.

Bruce Knooihuizen:	Observation.

Steven Dussek:	Observation.

Thomas Lee:	Actually, do you mind talking about that first question though? It was a long winded question, which is.

Steven Dussek:	No,, it was a well put statement. I mean, I look at our guidance, you know, I reiterate the point s you made. I mean we feel very good about the progress we have made. We feel very good about the, where the company sits today.

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And, we feel that our strategies are the right ones and they are working. If we iterate that in our guidance we have said at least 90,000 net ads. So, I mean, that guidance is our guidance. And, you know, that is the guidance. So, but it is at least 90,000 Tom.

Thomas Lee:	OK, and by the way, you know, given the 25,000 migration that you noted from TDMA to GSM, it implies that your GSM churn is about one percent. Does that sound right?

Steven Dussek:	Yes, we don’t break it our Tom but...

Thomas Lee:	OK. I think it is incredibly low, so.

Steven Dussek:	Well thank you.

Thomas Lee:	Yes.

Operator:	And we will move on to our next question from Susan Lee of Credit Suisse.

(Pat Dison):	Hey, it is actually (Pat Dison). Good morning guys.

Steven Dussek:	Hi (Pat).

Bruce Knooihuizen:	Hi (Pat).

(Pat Dison):	Just two questions. First, can you give us any sense on data roaming? You know, it seems like it’s, well you have commented on the last couple calls how it has been a contributor to roaming revenue growth.

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Bruce can you give us any sense as to say a percentage of roaming revenue, what data roaming is and also just your thoughts on what you expect data roaming to contribute as we look out to ’07. And then the second comment, I guess this is again to you Bruce. It is an open-ended question. But just your thoughts on the balance sheet. You still have some high coupon debt that is, that is out there, and a bunch of it becomes callable I the next say nine to 18 months. Any comments around that would be helpful as well.

Bruce Knooihuizen:	Sure, let me answer a couple of those questions. In terms of data roaming, it is in the tenish percent range of the revenue. S it is growing quickly. In terms of the balance sheet, we announced the (Am-cell) restructuring and we will continue to look at the elements of our balance sheet as well.

And when and if we cross something that looks attractive, we will do something at that time. But yes we will continue to look at those things absolutely. I know there were a couple of other questions in there, I think. Were there?

(Pat Dison):	I guess maybe back to the data roaming item. Any thoughts as to where you would expect that to grow as a percentage of roaming revenue in ’07?

Bruce Knooihuizen:	Not that we will break out publicly, no. But it has been a growing element.

(Pat Dison):	OK, thank you.

Operator:	We will take our next question from Michael Nelson of Stanford Group, please go ahead.

Michael Nelson:	Thank you. Thanks for taking the question. Can you talk about the potential for margin improvement? And I guess, aside from scaling the network and spreading your fixed costs across a larger subscriber base, you know, what are the largest opportunities for margin

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expansion and when do you forecast the timing to sunset your TDMA network and what are the potential cost savings there? Thank you.

Bruce Knooihuizen:	Well in, I think that’s one of the areas where you mentioned outside of just scale where there’s opportunities that you gain some margin improvement. Certainly as we continue to take usage of the TDMA system, we constantly reconfigure that network to try to get out any costs that we can as quickly as we can.

It’s consistent with what we said in past conferences and calls. Cingular has announced that they’ll turn their system down in February of next year. We’re mandated by the government to keep ours up and running because it’s our analog system until at least that date.

And as we get towards the end of the year, if our plans are as we expect that we’ll have very few customers on our system, if we see analog and TDMA minutes from a roaming standpoint are dwindling down quickly, I would think that we would probably turn it own early next year as well.

But, you know, we’ll watch the usage on it throughout this year and into early next year before we make that final determination. In terms of the absolute dollars, we’ve not really given out absolute dollars in terms of savings when that network is turned off, but there obviously will be some additional dollars that we’ll save once that network is turned down.

Michael Nelson:	Great. Thanks a lot.

Bruce Knooihuizen:	You’re welcome.

Operator:	And as a reminder if you would like to ask a question, please do so by pressing the star key followed by the digit one on your touch-tone telephone. If you find that your question has been answered, you may remove yourself by pressing the pound key.

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And we’ll move on to our next question from Todd Rethemeier of Soleil Securities.

Todd Rethemeier:	Thanks. A lot of my questions have been asked — has been asked and answered. But, maybe you can jus tell us what percent of the growth to add from this quarter came from the unlimited plan?

Steven Dussek:	Oh, it’s been pretty constant Todd in the, you know, 35 to 40 percent range.

Todd Rethemeier:	OK. So it didn’t’ change.

Steven Dussek:	No.

Todd Rethemeier:	OK. Thanks.

Steven Dussek:	Yes.

Operator:	And we’ll move on to Kevin Roe of Roe Equity Research.

Kevin Roe:	Thanks. Good morning gentlemen and also congratulations on the numbers.

Steven Dussek:	Thank you Kevin.

Kevin Roe:	Following up on the M&A questions, are there more transactions like Highland out there and would you be adverse to doing a materially larger transaction or is the size of the Highland sort of your sweet spot?

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And secondly, on TracFone, given the deal was signed this past quarter, why is it taking until the second half for them to start ramping up the GSM sales?

Steven Dussek:	Kevin, this is Steve, I’ll address the second part of your question. You know, we signed the agreement with them in the middle of last year, obviously it’s a very, very busy time of the year for them, that’s their real, you know, Christmas and holiday season is very, very challenging for them.

And to introduce anything new was — think that their thought was to wait until they, you know, got through the retail season. So they’re working with our teams on the launch plans. And in terms of the — when it gets launched versus when you start to begin to see, you know, solid results, you know, we may launch sooner, but we’re looking as really being a second half impact.

So, I think it is really more of a timing of when the deal will sign close to the, you know, the heavy season for them, that introducing anything new and operational changes, you know, could have been disruptive for their model. And then we expect that the impact to us will be in the second half. But it clearly could launch before that.

Everett Dobson:	On that thought, M&A front. Highland is certainly the kind of transaction we really do like. It is the right kind of size. It was accretive. It was well run, a good solid GSM network in an area that was adjacent to our existing footprint. There are, I would characterize it as a handful of markets that fit that profile.

Most of them are probably smaller than Highland’s. But there are a handful every year that come to market and we certainly take a very serious look at them. We do like markets that are contiguous, adjacent and compliment the existing regional footprint.

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In terms of the larger transaction, as Steve said earlier, we are going to be very value oriented. We are going to be very protective of our balance sheet and we will certainly look at anything that we think is an opportunity. But I don’t know that there is anything out there that is a must have for us right now. If it looks accretive and strategically important to us, I am sure we will take a very hard look at it.

Male:	Thanks Everett.

Operator:	And we will move on to Sandy Lane of Beat Stearns, please go ahead.

Sandy Lane:	HI, can you just remind us what the EBITDA was at Highland? And if you look at our guidance in 2007 and you know that Highland, what kind of EBITDA growth are you looking for on a percentage basis?

Steve Dussek:	On an apples-to-apples basis, excluding Highland, growth rate is probably in the seven percent range. In Highland, and actually all the acquisitions, I think, what we had commented that incrementally in the whole year basis, they are worth about $20 million of EBITDA. Obviously, we had some in the last year, so it is not incremental into next year a full $20 million.

Sandy Lane:	OK, and my other question is, if you look at the size of the company today and, you know, say with a five year planning horizon, given the opportunity in upstate New York, I mean how big do you think your footprint can be in say three to five years from now with the growth opportunities you have, either spectrum that you own or spectrum that you could possibly buy at auction given your leverage constraints?

Bruce Knooihuizen:	Well let me take a shot at this. It is really difficult for us to be able to identify the size that we might become, because, you know, the spectrum we acquired in AWS is very attractive. It is a very attractive value given where we bought it and the proximity of our adjacent footprint.

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We haven’t yet formalized our growth plans with respect to that spectrum or any other spectrum. Needless to say, we are closely monitoring what T-Mobile does and what Cingular/AT&T does on that front. We were going to, we are certainly going through a strategic review of all our options around the build out of adjacent markets and otherwise.

And so, when we have a more formal plan in place, then you will be the first to know. We will certainly present to the public. But until then I think it is best that we talk specifically about the organic growth and the business as we present it here today.

Sandy Lane:	Great, thanks very much guys.

Operator:	And we will take our next question from Jonathan Atkins of RBC Capital Market.

Jonathon Atkin:	And just a quick follow up on Highland, is the integration essentially complete or what are some of the highlights as it pertains to integrating that property?

Steven Dussek:	Yes, a big part of it is, has already been accomplished from a branding. They are already branding Cell One and some of the rate plans. The remainder of it is transitioning their billing system over to our existing billing system. And that should be completed in the second, early in the second quarter of this year.

And we’re working through that now and expect that that should go smoothly from all things that we’ve done to ensure of that.

Jonathon Atkin:	Thanks.

Operator:	And we’ll take our next question from Patrick Comak of Zachary Investment Research.

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Patrick Comak:	Yes, how are you doing guys? I’m just noticing that the gross ads in post retail post paids in the 4Q were kind of light. And I noticed that the equipment subsidies for rural on the low side in a very, very competitive industry, where as the first handsets are free everywhere.

And so hence I’m trying to figure out what my post paid retail post paid net ad numbers should be in 2007 and you put up an excellent churn number in 4Q for retail post paid. I’m not sure you can do better than that may be you can inform if you can or not, but if I keep churn around 1.9 percent I personally think gross ad and retail post-paids will be down year over year.

And you have like three competitors in each market on average I believe so I mean you didn’t really and so if we get more competitive you maybe slash prices in reaction. And so I’m just noticing that in your guidance how to change from last year where you qualified ARPU as stronger revenue and putting an absolute number on it.

And in the gross ad number it is total company number I realize that phone language, so may be you could help me are you going to add are you going to have higher year over year retail post paid gross ads and can you improve the retail post paid churn number?

Steven Dussek:	That goes, let me answer that ((inaudible)) — just a couple points. First, with respect to retail post paid gross ad like in the fourth quarter, the past five quarters that was our strongest quarter. And it was up substantially from the same quarter in the prior year. So we don’t view it as light, we view it as very solid performance and continuing on the track that we have been on for the last five quarters.

With respect to the growing of retail post paid as I said earlier, we expect the channels all to continue to grow in 2007. We don’t break those out, but we do expect all of those retail post paid, pre paid and re-seller to grow.

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In terms of the where of post paid churn can go as we said, we expect it to remain below two percent as we move through the year and so we again and our opinion is very strong our channels are going to grow.

Patrick Comak:	OK, so I mean you answered the prior question where you said all your pre paid, wholesale and post paid are all going to grow year over year, I thought that was in net ads. That’s gross ads as well?

Steven Dussek:	Yes, I mean our gross ads, yes.

Patrick Comak:	OK, very good, thanks.

Operator:	And we’ll take our next question from Donna Jaegers of Janco Partners. Please go ahead.

Donna Jaegers:	OK thanks for taking my question. I just had a quick question, you, in the press release you talked about refinancing American Cellular’s, all of their debt. I missed the earlier part of the call, but is all that debt callable?

Will that — is the covenants on that debt are a lot more restrictive, I believe. So can you run through a little of what sort of covenant relief you’ll be getting with that? And also, what sort of savings are you looking at because it’s got a cost a little more money to file separate queues for American Cellular.

Steven Dussek:	Well, there’s a lot of questions that I’m restricted from answering at this point.

Donna Jaegers:	OK.

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Steven Dussek:	But in terms of the securities that we have in American Cellular, we currently have $900 million 10 percent bonds. They actually become callable in August of this year. So they’re not quite callable yet.

The balance of the debt is primarily bank debt, which is callable in part at any time. And I really can’t comment on savings or changes in the covenant package at this point in time.

Donna Jaegers:	OK. Thanks.

Steven Dussek:	You’re welcome.

Operator:	And ladies and gentlemen, at this time, we have one question remaining in the queue. Once again if you would like to ask a question or if you have a follow up question, please press star one to signal. As a reminder if you are using a speakerphone, please be sure that your mute function is turned off to allow your signal to reach our equipment.

And we’ll take a follow up question from Mr. Rick Prentiss of Raymond James. Please go ahead.

Richard Prentiss:	Yes, hey guys. A question that didn’t seem to come up, on the unlimited plan, I think in the past you’ve told us what kind of percent of minutes were off net specifically to that. Is it still something, I think it was in the teens if I remember right?

Bruce Knooihuizen:	Yes, Ray, we had said we had modeled, what we had modeled being our profitability model that the actuals were coming in well below that and that has not changed.

Richard Prentiss:	And the model was mid teens or something like that?

Bruce Knooihuizen:	Yes. It was — that’s a fair range, yes.

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Richard Prentiss:	OK and then on universal service fund, were there any one timers in the universal service fund that didn’t tick up a little bit? It looked like the absolute value would put it north of 15 million in the quarter.

I just wondered if there were any one timers in there? Should we expect that to continue throughout ’07? And any update on any kind of changes to the USF regulation or legislation?

Steven Dussek:	There were no true ups in the fourth quarter.

Bruce Knooihuizen:	Well in terms of the USF regulation, there hasn’t been any update or changes other than the joint board continues to study ((inaudible)) will ultimately make a recommendation to the FCC and I think the nature of the process is it will be awhile before we have anything definitive to report on that.

Richard Prentiss:	With the Democratic congress, do you think that slows things down or changes what might have happened with a Republican congress?

Steven Dussek:	I don’t necessarily get the sense that that’s going to have that much of an impact. If that, you know, the process is certainly very political and there are a lot of rural state and there’s senators that are weighing in on the process, but I don’t necessarily know — I don’t believe that it’s a partisan issue necessarily right now. It might become, but it certainly doesn’t appear to be right now.

Richard Prentiss:	That certainly probably slows it down given the changes up there.

Steven Dussek:	Yes, it slowed a few things down and that’s probably one of them.

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Richard Prentiss:	OK. Great. Thanks.

Operator:	It appears there are no further questions at this time. Gentlemen, I would like to turn the conference back over to you for any additional or closing remarks.

Steven Dussek:	Well thank you very much. Again, we would like to thank all of you for your participation today, for your continued support. Rest assured that our team, our full management team and our employee base are intensely focused on delivering even better results in 2007 as we’ve outlined.

So, thank you again for your support and for your questions. And we’ll talk to you after the first quarter.

Operator:	And that concludes today’s Dobson Communication Fourth Quarter 2006 Earnings Results Conference. We thank you for your participation and ask that you have a wonderful day. Please disconnect your line at this time.

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